Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS OF

Boingo Wireless, INC.

February 26, 2021

The Amended and Restated Bylaws (the “Bylaws”) of Boingo Wireless, Inc. (the “Company”) are hereby amended as follows:

1.	A new Section 7.9 shall be added to Article VII of the Bylaws to read in its entirety as follows:

“Section 7.9. Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or the bylaws of the Corporation (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director, officer, other employee or agent of the Corporation governed by the internal affairs doctrine; in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Article VII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article VII (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.”

[Signature page follows]

I, the undersigned, certify that I am the duly elected and acting Secretary of the Company, and that the above Amendment No.1 to the Amended and Restated Bylaws of the Company was duly adopted by an action of written consent of the Board of Directors of the Company dated February 26, 2021, in accordance with the provisions of Article VIII of the Company’s Amended and Restated Certificate of Incorporation, as amended.

By:	/s/ Peter Hovenier
Name: Peter Hovenier
Title: Secretary

Signature Page to Amendment No. 1 to the Amended and Restated Bylaws of

Boingo Wireless, Inc.